UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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NT MINING CORPORATION

(Name of Registrant as Specified in its Charter)

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NT MINING CORPORATION
2724 Otter Creek CT 101
Las Vegas, NV 89117

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
SECURITIES EXCHANGE ACT OF 1934 AND REGULATION 14C THEREUNDER

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY

January 30, 2013

To the Stockholders of NT MINING CORPORATION (the “Company”):

The accompanying Information Statement (the “Information Statement”) is being furnished to our stockholders for informational purposes only, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder. As described in this Information Statement, the foregoing reverse split (the “Reverse Split”) was approved by our Board of Directors (the “Board”) by written consent on January 10, 2013 and by written consent of eight of the stockholders of the Company (the “Consenting Stockholders”), holding a majority of the issued and outstanding common stock (the “Common Stock”) of the Company, adopted by written consent a resolution approving the Reverse Split, name change of the Company to Sanwire Corporation, and to increase the authorized Common Stock to 750,000,000 shares after the Reverse Split.  Such written consent constitutes the only stockholder approval required to approve the Reverse Split, name change as well as increased capital under the Nevada Revised Statutes. Because the written consent of the Consenting Stockholders satisfies all applicable stockholder voting requirements, the Board is not soliciting your proxy or consent in connection with the matters discussed above. You are urged to read the Information Statement carefully and in its entirety for a description of the action taken by the Consenting Stockholders.

The actions will not become effective before the date which is 20 days after this Information Statement was first mailed to stockholders. This Information Statement is being mailed on or about January 30, 2013 to stockholders of record on January 10, 2013 (the “Record Date”).

By order of the Board of Directors

/s/ Carman Parente

President and Chief Executive Officer

NT MINING CORPORATION
2724 Otter Creek CT 101
Las Vegas, NV 89117

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934

This Information Statement is being provided on or about January 30, 2013 to the holders of record at the close of business on January 10, 2013 (the “Record Date”), of the Common Stock of NT MINING CORPORATION, a Nevada corporation (“NT Mining,” “we,” “us” or the “Company”), in connection with an action taken by written consent of holders of a majority of our common stock in lieu of a meeting to approve:

1.

One (1) for fifty (50) reverse split of the issued and outstanding shares of NT Mining common stock; and

2.

To amend the Company’s Article of Incorporation  to change the name of the Company to “Sanwire Corporation”; and

3.

To amend the Company's Articles of Incorporation to increase the number of authorized shares of Common Stock, par value $.00001 per share, of the Company from 500,000,000 shares to 750,000,000 shares after the Reverse Split.

(the “Reorganization”)

The members of the Board of Directors and stockholders owning 39,400,000 Shares of our issued and outstanding Common Stock (the “Consenting Stockholders”) have executed a written consent approving the Reorganization. The Consenting Stockholders held of record on the Record Date approximately 59.16% of the total issued and outstanding Common Stock of the Company, which was sufficient to approve the proposed Reverse Split. Dissenting stockholders do not have any statutory appraisal rights as a result of the action taken. The Board does not intend to solicit any proxies or consents from any other stockholders in connection with this action. All necessary corporate approvals have been obtained, and this Information Statement is furnished solely to advise stockholders of the actions taken by written consent.

Section 78.320 of the Nevada Revised Statutes (the “NRS”) generally provides that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. In order to eliminate the costs and management time involved in obtaining proxies and in order to effect the above actions as early as possible in order to accomplish the purposes of the Company as herein described, the Board consented to the utilization of, and did in fact obtain, the written consent of the Consenting Stockholders who collectively own shares representing a majority of our Common Stock.

This Information Statement is being distributed pursuant to the requirements of Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to the Company’s stockholders of record on the Record Date. The corporate action described herein will be effective 20 days (the “20-day Period”) after the mailing of this Information Statement. The 20-day Period is expected to conclude on or about February 20, 2013.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith.

FORWARD LOOKING STATEMENTS

This Information Statement and other reports that the Company files with the U.S. Securities and Exchange Commission (the “SEC”) contain forward-looking statements about the Company’s business containing the words “believes,” “anticipates,” “expects” and words of similar import. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or performance to be materially different from the results or performance anticipated or implied by such forward-looking statements. Given these uncertainties, stockholders are cautioned not to place undue reliance on forward-looking statements. Except as specified in SEC regulations, the Company has no duty to publicly release information that updates the forward-looking statements contained in this Information Statement. An investment in the Company involves numerous risks and uncertainties, including those described elsewhere in this Information Statement. Additional risks will be disclosed from time-to-time in future SEC filings.

VOTE REQUIRED TO APPROVE THE AMENDMENT

As of the Record Date, there were 66,596,826 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote. For the approval of the Reorganization, the affirmative vote of a majority of the shares of Common Stock outstanding and entitled to vote at the Record Date, or 39,400,000 Shares, was required for approval.

CONSENTING STOCKHOLDERS

On Januay 10, 2013, the Board unanimously adopted resolutions declaring the advisability of, and recommending that stockholders approve, the Reverse Split of the issued and outstanding shares of NT Mining Common Stock, to change the name of the Company to “Sanwire Corporation” and to increase the authorized common shares to 750,000,000 shares, after the Reverse Split, (the “Reorganization”). In connection with the adoption of this resolution, the Board elected to seek the written consent of the holders of a majority of the Company’s issued and outstanding shares of Common Stock in order to reduce the costs and implement the proposals in a timely manner.

On January 10, 2013, the following Consenting Stockholders, who collectively own 39,400,000 shares of the Company’s issued and outstanding Common Stock (approximately 59.16%), consented in writing to the proposed Reverse Split:

Naiel Kanno	15,000,000	shares representing approximately	22.52%
Atrypa Gold Corp	3,000,000	shares representing approximately	4.50%
Capcora Investment Corp	3,000,000	shares representing approximately	4.50%
Capital Mercantile S.A	10,000,000	shares representing approximately	15.02%
Richard Fesiuk	1,200,000	shares representing approximately	1.80%
Jordan Wangh	1,200,000	shares representing approximately	1.80%
Chen Szu Ying	4,000,000	shares representing approximately	6.01%
Wang Shih Wei	2,000,000	shares representing approximately	3.00%
TOTAL	39,400,000	shares representing approximately	59.16%

Under Section 14(c) of the Exchange Act, the transactions cannot become effective until the expiration of the 20-day Period.

The Company is not seeking written consent from any of our other stockholders, and stockholders other than the Consenting Stockholders will not be given an opportunity to vote with respect to the Reverse Split

ACTION 1: APPROVAL AFFECTING A 1-FOR-50 SHARE REVERSE SPLIT OF OUR OUTSTANDING COMMON STOCK

General

Our Board has unanimously approved a proposal to affect a one-for-fifty reverse stock split of the Company's outstanding Common Stock. The Consenting Stockholders have approved this Reverse Split.

The corporate action provides for the combination of our presently issued and outstanding shares of Common Stock into a smaller number of shares of identical Common Stock. This is known as a "reverse stock split." Under the proposal, each fifty (50) shares of our presently issued and outstanding Common Stock as of the close of business on the effective date of the approved director’s resolution will be converted automatically into one (1) share of our post-reverse stock split Common Stock. Fractional shares and "odd lots" of less than 100 shares of Common Stock will not be issued. Instead, we will issue one hundred full shares of our post-reverse stock split Common Stock to any stockholder who would have been entitled to receive a fractional share or an "odd lot" of less than 100 shares of Common Stock as a result of the reverse stock split.

Each stockholder will hold the same percentage of our outstanding Common Stock immediately following the reverse stock split as he or she did immediately prior to the reverse stock split, except for adjustments required due to the treatment of fractional shares and "odd lots" of less than 100 shares. The Reverse Split does not change the number of authorized shares of Common Stock.

Reasons for the Reverse Stock Split

The primary purposes of the reverse stock split are to:

•

increase the per share price of our Common Stock; and

•

provide the Company with the flexibility to issue additional shares to facilitate future stock acquisitions and financings.

The reduction in the number of issued and outstanding shares of Common Stock to result from the reverse stock split is expected to increase the market price of the Common Stock to a level above the current market trading price.

While the Board believes that the shares of Common Stock will trade at higher prices than those which have prevailed in the recent past, there can be no assurance that such increase in the trading price will occur or, if it does occur, that it will equal or exceed the direct arithmetical result of the reverse stock split because there are numerous factors and contingencies which could affect our market price.

Our Common Stock is currently quoted on the OTC Market Groups, Inc. OTCQB under the symbol “NTMG.” A higher per share price for the Common Stock may enable the Company to meet minimum bid price criteria for initial listing of the Common Stock on a national securities exchange at such time as we implement our future business plans.

Because trading of our Common Stock is conducted in the over-the-counter market, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock. In addition, because the Common Stock is not listed on a national securities exchange and presently trades at less than $5.00 per share, trading in our Common Stock is subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by brokers or dealers in connection with any trades involving a stock defined as a "penny stock." Because our Common Stock is presently classified as a "penny stock," prior to effectuating any transaction in our Common Stock, a broker or dealer is required to make a suitability determination as to the proposed purchaser of our Common Stock and to receive a written agreement, meeting certain requirements. The additional burdens imposed upon brokers or dealers by such requirements could discourage brokers or dealers from effecting transactions in our Common Stock, which could limit the market liquidity of our Common Stock and the ability of investors to trade our Common Stock.

The Board believes that the reverse stock split also could result in a broader market for our Common Stock than the current market. Many institutional investors are unwilling or unable due to investment restrictions to invest in companies whose stock trades at less than $5.00 per share. Many Investment Advisors are subject to internal restrictions on their ability to recommend stocks trading at less than $5.00 per share because of a general presumption that such stocks may be highly speculative. In addition, stocks trading at less than $5.00 per share may not be marginable under the internal policies of some investment firms. The reverse stock split is anticipated to result in a price increase for our Common Stock relieving, to some extent, the effect of such limitations on the market for our Common Stock. Additionally, brokerage commissions on the sale of lower priced stocks often represent a higher percentage of the sales price than commissions on relatively higher priced stocks. The expected increase in trading price may also encourage interest and trading in our Common Stock and possibly promote greater liquidity for our stockholders. We also believe that the current per share price of our Common Stock has or may have a negative effect on our ability to use our Common Stock in connection with possible future transactions such as financings, strategic alliances, acquisitions and other uses not presently determinable.

Furthermore, as a result of the reverse stock split, there will be a reduction in the number of shares of Common Stock issued and outstanding, however the number of shares authorized will remain the same. The reduced number of issued and outstanding number of shares may, in the view of the Board, attract new investments partners to assist with the development of Company initiatives and business plans. For the above reasons, the Board believes that the reverse stock split is in the best interests of NT Mining and the stockholders. However, there can be no assurances that the reverse stock split will have the desired consequences.

Effects of the Reverse Stock Split

The reverse stock split will be affected and will be effective upon a date on or after the expiration of the 20-day Period after the mailing of this Information Statement. The 20-day Period is expected to conclude on or about February 20, 2013. However, the actual timing will be determined by our management based upon their evaluation as to when affecting the Reverse Split will be most advantageous to the Company and our stockholders.

We reserve the right to forego or postpone affecting the Reverse Split if we determine that action to be in the best interests of NT Mining and the stockholders. We are currently authorized to issue 500,000,000 shares of Common Stock of which 66,596,826 shares were issued and outstanding at the close of business on the Record Date. Adoption of the reverse stock split will reduce the shares of Common Stock outstanding on the record date but will not affect the number of authorized shares of Common Stock. The reverse stock split also will have no effect on the par value of the Common Stock.

The effect of the reverse split upon holders of Common Stock will be that the total number of shares of our Common Stock held by each stockholder will be automatically converted into the number of whole shares of Common Stock equal to the number of shares of Common Stock owned immediately prior to the reverse stock split divided by fifty, adjusted for any fractional shares or "odd lots" of less than 100 shares. Each of our stockholders will continue to own shares of Common Stock and will continue to share in the assets and future growth of the Company as a stockholder. Each stockholder that owns fewer than five thousand shares of Common Stock will receive one hundred whole shares of Common Stock as a result of the reverse stock split.

Each stockholder's percentage ownership interest in the Company and proportional voting power will change due to adjustments for fractional shares or "odd lots" of less than 100 shares. The rights and privileges of the holders of shares of Common Stock will be substantially unaffected by the reverse stock split.

As soon as practicable after the expiration of the 20-day Period, we will cause a letter of transmittal to be forwarded to each holder of record of shares of our Common Stock outstanding as of such date. The letter of transmittal will contain instructions for the surrender of certificates representing shares of pre-reverse stock split Common Stock to our transfer agent in exchange for certificates representing the number of whole shares of post-reverse stock split Common Stock into which the shares of pre-reverse stock split common stock have been converted as a result of the reverse stock split.

CERTIFICATES SHOULD NOT BE SENT TO US OR THE TRANSFER AGENT BEFORE RECEIPT OF SUCH LETTER OF TRANSMITTAL FROM US.

Until a stockholder forwards a completed letter of transmittal, together with certificates representing such stockholder's shares of pre-reverse stock split Common Stock to the transfer agent and receives in return a certificate representing shares of post-reverse stock split Common Stock, such stockholder's pre-reverse stock split Common Stock shall be deemed equal to the number of whole shares of post-reverse stock split Common Stock to which such stockholder is entitled as a result of the reverse stock split.

Certain Federal Income Tax Considerations

The following discussion describes certain material federal income tax considerations relating to the reverse stock split. This discussion is based upon the Internal Revenue Code, existing and proposed regulations thereunder, legislative history, judicial decisions and current administrative rulings and practices, all as amended and in effect on the date hereof. Any of these authorities could be repealed, overruled or modified at any time. Any such change could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described herein. No ruling from the Internal Revenue Service (the "IRS") with respect to the matters discussed herein has been requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.

This discussion may not address certain federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances or to stockholders who may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local or foreign laws.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT FOR THEM, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION.

The reverse stock split is intended to be a tax-free recapitalization to the Company and its stockholders, except for those stockholders who receive 100 whole shares of Common Stock in lieu of a fractional share or "odd lots" of less than 100 shares. Stockholders will not recognize any gain or loss for federal income tax purposes as a result of the reverse stock split, except for those stockholders receiving 100 whole shares of Common Stock in lieu of a fractional share or "odd lots" of less than 100 shares (as described below). The holding period for shares of Common Stock after the reverse stock split will include the holding period of shares of Common Stock before the reverse stock split, provided that such shares of Common Stock are held as a capital asset at the effective time of the Amendment. The adjusted basis of the shares of Common Stock after the reverse stock split will be the same as the adjusted basis of the shares of Common Stock before the reverse stock split, excluding the basis of fractional shares and "odd lots" of less than 100 shares.

A stockholder who receives 100 whole shares of Common Stock in lieu of a fractional share or "odd lots" of less than 100 shares generally may recognize gain in an amount not to exceed the excess of the fair market value of such 100 whole shares over the fair market value of the fractional share or "odd lots" of less than 100 shares to which the stockholder was otherwise entitled.

ACTION 2: TO AUTHORIZE THE FILING OF ANAMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO CHANGE THE COMPANY’S NAME TO

SANWIRE CORPORATION

The Board unanimously adopted a resolution approving, declaring advisable and recommending to the Consenting Stockholders for their approval, an amendment to the Company’s Articles of Incorporation, as amended, to change the name of the Company to “SANWIRE CORPORATION”. The Board believes the name change would be in the best interest of the Company as the new name better reflects the long-term strategy and identity of the Company, following its recent licensing agreement with iPMine, a 2-way wireless/wireline communication and mine-safety solution for the global mining industry. The Board and the Consenting Stockholders determined that we should change our name to SANWIRE CORPORATION.

There is no need for stockholders to exchange their current Common Stock certificates for Sanwire stock certificates once the name change becomes effective. However, should you nevertheless wish to exchange your NT Mining Common Stock certificates for certificates reflecting the Sanwire name, you are free to do so and should contact the Company’s transfer agent, Presidents Stock Transfer, to make such arrangements. Upon effectiveness of the name change, the Company’s Common Stock will also carry a new CUSIP number. Until approval of the name change by FINRA and issuance by FINRA of the Company’s new ticker symbol following the filing of the amendment to the Articles of Incorporation with the Nevada Secretary of State, the Company’s Common Stock will continue to trade on the OTC Markets QB tier under its current ticker symbol “NTMG”.

ACTION 3. TO AUTHORIZE THE FILING OF ANAMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY’S COMMON STOCK, PAR VALUE $0.0001 PER SHARE, FROM 500,000,000 SHARES TO 750,000,000 SHARES

The Company proposes to authorize the Board to increase the authorized Common Stock of the Company by an amendment to the Company’s Articles of Incorporation. The approval of the amendment will increase the Company’s authorized shares of Common Stock to 750,000,000. The Company currently has authorized Common Stock of 500,000,000 shares, of which 66,596,826 shares of Common Stock are issued and outstanding, as of the Record Date. In addition, 379 Exchangeable Shares, which are exchangeable at any time into 27,196,826 shares of Common Stock, are also outstanding, as of the Record Date. The creation of additional shares of authorized Common Stock will not alter the current number of issued shares.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the ownership, as of January 10, 2013, of our Common Stock by each person known by us to be the beneficial owner of more than 2% of our outstanding Common Stock, each of our directors and executive officers; and all of our directors and executive officers as a group. The information presented below regarding beneficial ownership of our Common Stock has been presented in accordance with the rules of the SEC and is not necessarily indicative of ownership for any other purpose. This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Except as otherwise listed below, the address of each person is c/o NT MINING CORPORATION as per address above noted0, Except as set forth below, applicable percentages are based upon 66,596,826 shares of Common Stock outstanding as of January 10, 2013.

Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Common Stock	Naiel Kanno Ste 412, 5900 Muir Dr, Richmond, BC V6V 2Y2	15,000,000	22.52%
Common Stock	Atrypa Gold Corp Attn: Richard Fesiuk Ste. 280 – 13071 Vanier Place Richmond, BC V6C2J1	3,000,000	4.50%
Common Stock	Capcora Investment Corp Attn: Jordan Wangh Ste. 280 – 13071 Vanier Place Richmond, BC V6C2J1	3,000,000	4.50%
Common Stock	Capital Mercantile S.A Attn: Andrew Godfrey Ste. 404, Coney Drive, Belize City, Belize	10,000,000	15.02%
Common Stock	Richard Fesiuk Ste. 280 – 13071 Vanier Place Richmond, BC V6C2J1	1,200,000	1.80%
Common Stock	Jordan Wangh Ste. 280 – 13071 Vanier Place Richmond, BC V6C2J1	1,200,000	1.80%
Common Stock	Chen Szu Ying 210 Lane 56 Sec 3. Kang Ming Rd, Taipei, Taiwan, ROC	4,000,000	6.01%
Common Stock	Wang Shih Wei 5F No. 7 Lane 115 wen Lin St, Lin Kou, Taipei, Taiwan ROC	2,000,000	3.00%

In addition the following table sets forth the position of Cede & CO:

Class	Name and Address	Amount and Nature of Beneficial Ownership	Percentage of Class
Common Stock	Cede & Co PO Box 222 Bowling Green Station New York, NY 10274	21,797,682	32.73%

ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports and other information with the SEC under the Exchange Act. You may obtain copies of this information by mail from the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports and other information about issuers that file electronically with the SEC. The address of that website is www.sec.gov .

WRITTEN CONSENT OF THE CONSENTING STOCKHOLDERS WHO COLLECTIVELY OWN SHARES REPRESENTING A MAJORITY OF OUR COMMON STOCK HAVE CONSENTED TO AND AFFECTING THE REVERSE STOCK SPLIT. NO FURTHER VOTES OR PROXIES ARE NEEDED AND NONE ARE REQUESTED. THE BOARD IS NOT REQUESTING A PROXY FROM YOU AND YOU ARE REQUESTED NOT TO SEND A PROXY.

/s/ Carman Parente
January 30, 2013	BY ORDER OF THE BOARD OF DIRECTORS
Carman Parente
President and Chief Executive Officer

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